Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No.1 to the Registration Statement on Form S-8 of Wesbanco, Inc. of our report dated February 28, 2025, relating to the consolidated statements of financial condition of Premier Financial Corp. as of December 31, 2024 and 2023, the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2024, which is incorporated by reference in Exhibit 99.1 of this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8.

/s/ Crowe LLP

Crowe LLP

Cleveland, Ohio

April 23, 2026